6290 Sequence Drive∙ San Diego, CA 92121
858/768-3600 main ∙ 858/546-2411 fax

May 30, 2014
Revised June 2, 2014

Ms. Shannon Catalano
San Diego, CA

Dear Shannon:

Entropic Communications, Inc. (the “Company”) is pleased to offer you employment on the terms set forth below.

1.
Position. You will serve in a full-time capacity of Vice President, Accounting & Principal Accounting Officer working from the Company’s headquarters in San Diego, California. You will report to David Lyle, Chief Financial Officer.

2.	Salary. You will be paid at a semi-monthly rate of $9,166.67 (or $220,000.08 annualized) payable in accordance with the Company’s standard payroll practices.

3.
Bonus.* You will be eligible for an annual at target incentive of twenty-five (25%) of your eligible earnings based on achievement of certain performance objectives and in accordance with the Company’s Management Bonus Plan. Your eligibility will begin the first of the quarter following your date of hire and your incentive will be prorated accordingly. All bonus payments are made at the discretion of the Company.

4.
Equity Award. As an incentive to accept Entropic’s offer of employment, subject to the approval of the Company’s Board of Directors, you will receive an option to purchase 20,000 (twenty thousand) shares of the Company’s Common Stock with an exercise price equal to fair market value on the date of the grant (“Stock Option Award”) and an award of a restricted stock unit consisting of 25,000 (twenty five thousand) shares of the Company’s common stock (“RSU Award”). Subject to your continued active employment, the Stock Option Award will vest over a four-year period with a 25% one-year cliff, in accordance with the standard option plan approved by the Board of Directors and the RSU Award will vest over a four-year period at a rate of 25% per year, vesting annually on the first quarterly vesting date following the 1st, 2nd, 3rd and 4th anniversary of the vesting commencement date. The Stock Option Award and RSU Award will be granted and subject to the terms of the of the Company’s equity plan in effect on the date of grant and the Company’s standard award agreement in effect on the date of grant, which you will be required to sign/accept as

*Entropic reserves the right to review all compensation plans and make changes, additions, and/or deletions at any time. To be eligible to receive any payment you must be on the active Entropic payroll at the time of each payment.

a condition of receiving the award. Vesting will be contingent upon your continued employment with and “Continuous Service" in accordance with and as defined in the Plan during the period beginning with the date of grant and ending on each vesting date.

5.
Employee Benefits. As a regular full-time employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits in accordance with the terms of the Company’s benefit plans. In addition, you will be entitled to paid time off in accordance with the Company’s policy. The Company reserves the right to change or eliminate these benefits on a prospective basis at any time.

6.
Legal Proof of Identity & Authorization to Work. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States within three (3) days of the beginning of your employment.

7.
Reference and Background Checks. This offer and your employment are contingent upon reference and background checks and the satisfactory completion of both. The reference checks have been completed to the Company’s satisfaction; the background check shall be completed following offer acceptance and upon receipt of the requisite personal information and a signed release form.

8.
Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Employee Innovations and Proprietary Rights Assignment Agreement in the form attached hereto as EXHIBIT A.

9.
At Will Employment. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without Cause. Any contrary representations, which may have been made to you, are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company with Board of Directors’ approval.

10.
Outside Activities. During your employment with the Company, you must not engage in any work, paid or unpaid, that creates an actual conflict of interest with the Company. Such work shall include, but is not limited to, directly or indirectly competing with the Company in any way, or acting as an officer, director, employee, consultant, stockholder (holding more than 1% of an entity’s outstanding shares), volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which the Company is now engaged or in which the Company becomes engaged during your employment with the Company, as may be determined by the Company in its sole discretion. If the Company believes such a conflict exists, the Company may ask you to choose to discontinue the other work or resign employment with

*Entropic reserves the right to review all compensation plans and make changes, additions, and/or deletions at any time. To be eligible to receive any payment you must be on the active Entropic payroll at the time of each payment.

the Company. While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company, or in hiring any employees from the Company.

11.	Withholding Taxes. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

12.
Entire Agreement. This letter and the Exhibits attached hereto contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company.

13.
Amendment and Governing Law. This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes will be governed by California law.

14.
Expense Reimbursement. The Company shall promptly reimburse you for all actual and reasonable business expenses incurred by you in connection with your employment, including, without limitation, expenditures for entertainment, travel, or other expenses, providing that (i) the expenditures are of a nature qualifying them as legitimate business expenses, and (ii) you furnish to the Company adequate records and other documentary evidence reasonably required by the Company to substantiate the expenditures.

15.
Dispute Resolution. In the event of any dispute or claim relating to or arising out of the employment relationship between you and the Company, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration, paid for by the Company, before JAMS under its then-existing rules for the resolution of employment disputes. The exclusive venue for the arbitration shall be San Diego, California. Any arbitration award may be entered in any court having competent jurisdiction. The prevailing party in any arbitration shall be entitled to an award of his or its reasonable attorney’s fees and expert witness costs in addition to any other relief awarded by the trier of fact.

16.
Severability. If any provision of this letter agreement shall be invalid or unenforceable, in whole or in part, the provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this letter agreement, as the case may require, and this letter agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated in this letter agreement as so modified or restricted, or as if the provision had not been originally incorporated in this letter agreement, as the case may be.

17.	Headings. Section headings in this letter agreement are for convenience only and shall be given no effect in the construction or interpretation of this letter agreement.

18.	Notice. All notices made pursuant to this letter agreement, shall be given in writing, delivered by a generally recognized overnight express delivery service, and shall be made

*Entropic reserves the right to review all compensation plans and make changes, additions, and/or deletions at any time. To be eligible to receive any payment you must be on the active Entropic payroll at the time of each payment.

to the principal place of business of the Company if you are giving notice to the Company and to your residence if the Company is giving you notice.

19.	Mitigation. You shall not have a duty to mitigate any breach by the Company of this Agreement.

Shannon, we hope that you find the foregoing terms acceptable and look forward to your acceptance of our offer and the commencement of your employment with the Company. This offer will remain valid until the close of business on June 3, 2014 with an expected start date on or before June 16, 2014. In the event you are unable to start by June 16, 2014 the Company has the right to terminate this offer. If the terms are agreeable, please sign, date and return a copy of this letter indicating your acceptance. By signing this Offer Letter you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company and you accept each term and condition in this Offer Letter and attached Exhibit(s).

If you have questions or wish to discuss things further, please don’t hesitate to contact me at 858.768.3838.
Sincerely,

/s/ Suzanne C. Zoumaras

Suzanne Zoumaras
Senior Vice President, Global Human Resources

I have read and accept this employment offer:

By:    ______/s/ Shannon Catalano______________ ____6/3/2014____________
Shannon Catalano                    Dated

Anticipated Start Date: ______6/14/2014_________________

*Entropic reserves the right to review all compensation plans and make changes, additions, and/or deletions at any time. To be eligible to receive any payment you must be on the active Entropic payroll at the time of each payment.

EXHIBIT A

Form of Employee Innovations and Proprietary Rights Assignment Agreement
(attached)

*Entropic reserves the right to review all compensation plans and make changes, additions, and/or deletions at any time. To be eligible to receive any payment you must be on the active Entropic payroll at the time of each payment.